Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to the use of our report dated June 8, 2012, with respect to the consolidated financial statements of Opnext, Inc. included in the Annual Report (Form 10-K) for the year ended March 31, 2012, filed with the Securities and Exchange Commission and incorporated by reference in this current report on Form 8-K/A (Amendment No. 1) of Oclaro, Inc.

/s/ Ernst & Young LLP

MetroPark, New Jersey

October 5, 2012